Exhibit 99.1
United Fire Group Chief Operating Officer Mike Wilkins to Retire
Long-term executive to step down from Cedar Rapids-based insurance company in September

CEDAR RAPIDS, Iowa (Aug. 16, 2022) – United Fire Group, Inc. (Nasdaq: UFCS) (“UFG” or the Company) today announced that Executive Vice President and Chief Operating Officer Michael Wilkins will retire on Friday, Sept. 30. Mr. Wilkins spent his entire career at UFG, serving in several IT and underwriting roles before being named COO in 2014.

“Four decades with UFG has been a wonderful ride,” Mr. Wilkins said. “This Company has provided so many career opportunities and the chance to work closely with terrific people as it has transformed from a modest organization to one that today operates in all 50 states and has an annual revenue of more than $1 billion.”

In July, UFG named insurance executive Kevin Leidwinger as its new President and Chief Executive Officer. Kevin will succeed longtime CEO Randy Ramlo. Mr. Leidwinger will join the company on Monday, Aug. 22 and Mr. Wilkins will support the new leadership in the transition.

“The Company is in good hands with Kevin as its new CEO, along with the expert team of employees and agents throughout the country,” Mr. Wilkins said. “UFG is set for continued success, and I look forward to cheering it on in my retirement.”

“I want to thank Mike for his leadership and many years with UFG,” said Jim Noyce, Chairman of the UFG Board of Directors. “He led our teams through many technological changes over the years while executing a strategy that set us up for long-term growth and profitability.”

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact Investor Relations at IR@unitedfiregroup.com.